Exhibit 14.3

Memorandum and Articles of Association

The 2001 Annual General Meeting of HSBC Holdings, approved alterations to the Articles of Association to:

•	enable shareholders to elect to receive certain shareholder communications electronically, rather than in paper form through the mail, and to appoint proxies electronically;

•
require all Directors to stand for re-election at least every three years. This reflects current policy on the retirement of Directors by rotation and the best practice recommendations contained in the Combined Code on corporate governance in the United Kingdom; and

•
reflect the increase in authorised ordinary share capital approved by shareholders at that Meeting. The increase was from US$5,250,000,000 to US$7,500,000,000 (comprising 15,000,000,000 ordinary shares of US$0.50 each) by the creation of an additional 4,500,000,000 ordinary shares.

The discussion under the caption ‘Memorandum and Articles of Association’ contained in HSBC Holdings Annual Report on Form 20-F for the year ended 31 December 2000 is incorporated by reference herein.